Free Writing Prospectus (To the Prospectus dated August 31, 2010, the Prospectus Supplement dated August 31, 2010)	Filed Pursuant to Rule 433 Registration No. 333-169119 January 6, 2011

$ Capped Market Plus Notes due January 24, 2012 Linked to the Performance of Copper Global Medium-Term Notes, Series A

General

•	Senior unsecured obligations of Barclays Bank PLC maturing January 24, 2012†.

•	Minimum denominations of $5,000 and integral multiples of $1,000 in excess thereof.

•	The Notes are expected to price on or about January 7, 2011†† (the “pricing date”) and are expected to issue on or about January 14, 2011†† (the “issue date”).

Key Terms	Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Reference Asset:	Copper, as described under “Reference Assets—Commodities—Settlement Price” in the prospectus supplement. For reference purposes only, the Bloomberg ticker symbol for the reference asset is “LOCADY <Comdty>”.

Maximum Return:	The actual maximum return on the Notes will be set on the pricing date and will not be less than 39.00%.

Minimum Coupon Percentage:	5.00%

Barrier Level:	75.00% of the initial price.

Payment at Maturity:

If the settlement price of the reference asset is equal to or greater than the barrier level on each day during the observation period, you will receive at maturity a cash payment equal to the principal amount of your Notes plus the product of (i) 100% of your principal amount and (ii) the greater of (a) the minimum coupon percentage and (b) the reference asset return, subject to the maximum return. For example, if the reference asset return is 39.00% or more, you will receive the maximum return on the Notes of 39.00%, which entitles you to the maximum payment of $1,390.00 for every $1,000 principal amount Note that you hold. Accordingly, if the settlement price of the reference asset is equal to or greater than the barrier level on each day during the observation period, your payment per $1,000 principal amount Note will be calculated as follows, subject to the maximum return:

$1,000 + [$1,000 × the greater of (a) Minimum Coupon Percentage and (b) Reference Asset Return]

If the settlement price of the reference asset is below the barrier level on any day during the observation period, you will receive at maturity a cash payment equal to the principal amount of your Notes plus the product of (i) 100% of your principal amount and (ii) the reference asset return, subject to the maximum return. For example, if the reference asset return is 39.00% or more, you will receive the maximum return on the Notes of 39.00%, which entitles you to the maximum payment of $1,390.00 for every $1,000 principal amount Note that you hold. Accordingly, if the settlement price of the reference asset is below the barrier level on any day during the observation period, your payment per $1,000 principal amount Note will be calculated as follows, subject to the maximum return:

$1,000 + [$1,000 × Reference Asset Return]

You may lose some or all of your principal if you invest in the Notes. If the settlement price of the reference asset is below the barrier level on any day during the observation period, your Notes will be fully exposed to any declines in the reference asset from the initial price and you may lose some or all of your investment at maturity.

Reference Asset Return:	The performance of the reference asset from the initial price to the final price, calculated as follows: Final Price – Initial Price Initial Price

Initial Price:	$[—]/tonne, the settlement price of the reference asset on the pricing date.

Final Price:	The settlement price of the reference asset on the final valuation date.

Observation Period:	The period from but excluding the pricing date to and including the final valuation date.

Final Valuation Date:	January 17, 2012†

Maturity Date:	January 24, 2012†

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06741JAB5 and US06741JAB52

†

Subject to postponement in the event of a market disruption event and as described under “Reference Assets—Commodities—Market Disruption Events Relating to Securities with a Commodity as the Reference Asset” in the prospectus supplement. If the final valuation date is not a scheduled trading day, then the final valuation date will be the next succeeding scheduled trading day. If the final valuation date is postponed because it is not a scheduled trading day, then the maturity date will be postponed so that the number of business days between the final valuation date (as postponed) and the maturity date (as postponed) remains the same.

††	Expected. In the event we make any change to the expected pricing date and issue date, the final valuation date and maturity date will be changed so that the stated term of the Notes remains the same.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-5 of the prospectus supplement and “Selected Risk Considerations” beginning on page FWP-5 of this free writing prospectus.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to Public[1]	Agent’s Commission	Proceeds to Barclays Bank PLC
Per Note	100%	%	%
Total	$	$	$

[1]

The price to the public for any single purchase by an investor in certain trust accounts, who is not being charged the full selling concession or fee by other dealers of     %, is     %. The price to the public for all other purchases of Notes is 100%.

The Notes are not bank deposits and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank. The Notes are not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus dated August 31, 2010, the prospectus supplement dated August 31, 2010 and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, preliminary pricing supplement, if any, and final pricing supplement (when completed) and this free writing prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 2-3430). A copy of the prospectus may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

You may revoke your offer to purchase the Notes at any time prior to the pricing as described on the cover of this free writing prospectus. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this free writing prospectus together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated August 31, 2010 relating to our Medium-Term Notes, Series A, of which these Notes are a part. This free writing prospectus, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus Supplement dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201604/d424b3.htm

Our SEC file number is 1-10257. As used in this free writing prospectus, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

What is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Reference Asset?

The following table illustrates the hypothetical total return at maturity on the Notes. The “total return” as used in this free writing prospectus is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000. The hypothetical total returns and examples set forth below assume an initial price of USD9,754.00/tonne and a maximum return on the Notes of 39.00%. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

		Barrier level was not breached[2]		Barrier level was breached[3]
Final Price (USD/tonne)[1]	Reference Asset Return	Payment at Maturity	Total Return on Notes	Payment at Maturity	Total Return on Notes
19,508.00	100.00%	$1,390.00	39.00%	$1,390.00	39.00%
18,532.60	90.00%	$1,390.00	39.00%	$1,390.00	39.00%
17,557.20	80.00%	$1,390.00	39.00%	$1,390.00	39.00%
16,581.80	70.00%	$1,390.00	39.00%	$1,390.00	39.00%
15,606.40	60.00%	$1,390.00	39.00%	$1,390.00	39.00%
14,631.00	50.00%	$1,390.00	39.00%	$1,390.00	39.00%
13,655.60	40.00%	$1,390.00	39.00%	$1,390.00	39.00%
13,558.06	39.00%	$1,390.00	39.00%	$1,390.00	39.00%
11,704.80	20.00%	$1,200.00	20.00%	$1,200.00	20.00%
10,729.40	10.00%	$1,100.00	10.00%	$1,100.00	10.00%
10,241.70	5.00%	$1,050.00	5.00%	$1,050.00	5.00%
9,949.08	2.00%	$1,050.00	5.00%	$1,020.00	2.00%
9,875.93	1.25%	$1,050.00	5.00%	$1,012.50	1.25%
9,754.00	0.00%	$1,050.00	5.00%	$1,000.00	0.00%
9,266.30	-5.00%	$1,050.00	5.00%	$950.00	-5.00%
8,778.60	-10.00%	$1,050.00	5.00%	$900.00	-10.00%
8,290.90	-15.00%	$1,050.00	5.00%	$850.00	-15.00%
7,803.20	-20.00%	$1,050.00	5.00%	$800.00	-20.00%
7,315.50	-25.00%	$1,050.00	5.00%	$750.00	-25.00%
6,827.80	-30.00%	N/A	N/A	$700.00	-30.00%
5,852.40	-40.00%	N/A	N/A	$600.00	-40.00%
4,877.00	-50.00%	N/A	N/A	$500.00	-50.00%
3,901.60	-60.00%	N/A	N/A	$400.00	-60.00%
2,926.20	-70.00%	N/A	N/A	$300.00	-70.00%
1,950.80	-80.00%	N/A	N/A	$200.00	-80.00%
975.40	-90.00%	N/A	N/A	$100.00	-90.00%
0.00	-100.00%	N/A	N/A	$0.00	-100.00%

[1]	The final price will be the settlement price on the final valuation date as described under “Reference Assets—Commodities—Settlement Price” in the prospectus supplement.
[2]	The barrier level will not be breached if the settlement price of the reference asset is equal to or greater than the barrier level on each day during the observation period.
[3]	The barrier level will be breached if the settlement price of the reference asset is below the barrier level on any day during the observation period.

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Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The settlement price of the reference asset was equal to or greater than the barrier level on each day during the observation period, and the price of the reference asset increases from an initial price of USD9,754.00/tonne to a final price of USD10,729.40/tonne, resulting in a reference asset return of 10.00%.

Because the settlement price of the reference asset was equal to or greater than the barrier level on each day during the observation period, and the reference asset return of 10.00% is greater than the minimum coupon percentage and less than the maximum return, the investor receives a payment at maturity of $1,100.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 × Reference Asset Return]

$1,000 + [$1,000 × 10.00%] = $1,100.00

The total return on the investment of the Notes is 10.00%.

Example 2: The settlement price of the reference asset was equal to or greater than the barrier level on each day during the observation period, and the price of the reference asset increases from an initial price of USD9,754.00/tonne to a final price of USD13,655.60/tonne, resulting in a reference asset return of 40.00%.

Because the settlement price of the reference asset was equal to or greater than the barrier level on each day during the observation period, and the reference asset return of 40.00% is greater than the minimum coupon percentage and the greater than the maximum return, the investor receives a payment at maturity of $1,390.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 × Maximum Return]

$1,000 + [$1,000 × 39.00%] = $1,390.00

The total return on the investment of the Notes is 39.00% and subject to the maximum return.

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Example 3: The settlement price of the reference asset was equal to or greater than the barrier level on each day during the observation period, and the price of the reference asset decreases from the initial price of USD9,754.00/tonne to a final price of USD8,778.60/tonne, resulting in a reference asset return of -10.00%.

Because the settlement price of the reference asset was equal to or greater than the barrier level on each day during the observation period, and the reference asset return of -10.00% is less than the minimum coupon percentage, the investor receives a payment at maturity of $1,050.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 × Minimum Coupon Percentage]

$1,000 + [$1,000 × 5.00%] = $1,050.00

The total return of the investment of the Notes is 5.00%.

Example 4: The settlement price of the reference asset was below the barrier level on one or more days during the observation period, and the price of the reference asset increases from the initial price of USD9,754.00/tonne to a final price of USD9,949.08/tonne, resulting in a reference asset return of 2.00%.

Because the settlement price of the reference asset was below the barrier level on one or more days during the observation period, the investor receives a payment at maturity of $1,020.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 × Reference Asset Return]

$1,000 + [$1,000 × 2.00%] = $1,020.00

The total return on the investment of the Notes is 2.00%.

Example 5: The settlement price of the reference asset was below the barrier level on one or more days during the observation period, and the price of the reference asset decreases from the initial price of USD9,754.00/tonne to a final price of USD8,778.60/tonne, resulting in a reference asset return of -10.00%.

Because the settlement price of the reference asset was below the barrier level on one or more days during the observation period, the investor receives a payment at maturity of $900.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 × Reference Asset Return]

$1,000 + [$1,000 × -10.00%]= $900.00

The total return on the investment of the Notes is -10.00%.

Selected Purchase Considerations

•

Market Disruption Events and Adjustments—The payment at maturity, the final valuation date, the maturity date, and the settlement price of the reference asset on each day during the observation period, including the final valuation date, are subject to adjustment as described in the following sections of the prospectus supplement:

•

For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets—Commodities—Market Disruption Events Relating to Securities with a Commodity as the Reference Asset”; and

•	For a description of further adjustments that may affect the reference asset, see “Reference Assets—Commodities—Discontinuation of Trading; Alteration of Method of Calculation”.

•

Appreciation Potential—The Notes provide the opportunity to enhance returns, to the extent the settlement price of the reference asset never goes below the barrier level on any day during the observation period, by entitling you to a return equal to the greater of the minimum coupon percentage and the reference asset return, up to the maximum return. The maximum return on the Notes will be set on the pricing date and will not be less than 39.00%, or $1,390.00 for every $1,000 principal amount Note.

FWP–4

•

Limited Protection Against Loss—Payment at maturity of the principal amount of the Notes is protected against a decline in the reference asset return but only to the extent that the settlement price of the reference asset never falls below the barrier level on any day during the observation period. Because the Notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Selected Risk Considerations—Credit of Issuer” in this free writing prospectus.

•

Certain U.S. Federal Income Tax Considerations—Some of the tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement.

The United States federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled executory contract with respect to the reference asset. If your Notes are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above. This opinion assumes that the description of the terms of the Notes in this free writing prospectus is materially correct.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect. Other alternative treatments for your Notes may also be possible under current law. For example, it is possible that the Internal Revenue Service could assert that your Notes should be treated as giving rise to “collectibles” gain or loss if you have held your Notes for more than one year, although we do not think such a treatment would be appropriate in this case because (i) a sale or exchange of the Notes is not a sale or exchange of a collectible but is rather a sale or exchange of an executory contract that reflects the value of a collectible, and (ii) the executory contract tracks the value of copper only to a limited extent. “Collectibles” gain is currently subject to tax at marginal rates of up to 28%.

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this free writing prospectus.

Recently Enacted Legislation. Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 in taxable years beginning after March 18, 2010 will generally be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your Notes), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the reference asset or any futures contracts relating to the reference asset. These risks are explained in more detail in the “Risk Factors” sections of the prospectus supplement, including but not limited to the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest”;

•	“Risk Factors—Additional Risks Relating to Securities with a Maximum Return, Maximum Rate, Ceiling or Cap”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;

•	“Risk Factors—Additional Risks Relating to Securities with a Barrier Percentage or a Barrier Level”; and

FWP–5

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Commodities, an Index Containing Commodities, Shares or Other Interests in an Exchange-Traded Fund Invested in Commodities or Based in Part on Commodities”.

In addition to the risks discussed under the headings above, you should consider the following:

•

Your Investment in the Notes May Result in a Loss—The Notes do not guarantee any return of principal. The return on the Notes at maturity is linked to the performance of the reference asset and will depend on whether, and the extent to which, the reference asset return is positive or negative. If the settlement price of the reference asset declines below the barrier level on any day during the observation period, your investment will be fully exposed to any decline in the reference asset from the initial price and you may lose up to 100% of your initial investment

•

Your Maximum Gain on the Notes Is Limited to the Maximum Return—If the final price of the reference asset is greater than the initial price, for each $1,000 principal amount Note, you will receive at maturity $1,000 plus an additional amount that will not exceed a predetermined percentage of the principal amount, regardless of the appreciation in the reference asset, which may be significant. We refer to this percentage as the maximum return, which will be set on the pricing date and will not be less than 39.00%.

•	No Interest Payments—As a holder of the Notes, you will not receive interest payments.

•

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this free writing prospectus is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•

Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

•

Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•

Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until maturity and whether all or part of the gain you may recognize upon the sale or maturity of an instrument such as the Notes could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

•

The Notes May Be Subject to Certain Risks Specific to Copper as a Commodity—Copper is an industrial metal. Consequently, in addition to factors affecting commodities generally that are described in the prospectus supplement, a number of additional factors specific to precious metals, and in particular Copper, might cause price volatility. These may include, among others:

•	changes in the level of industrial activity using industrial metals, and in particular copper, including the availability of substitutes such as man-made or synthetic substitutes;

•	disruptions in the supply chain, from mining to storage to smelting or refining;

•	adjustments to inventory;

•	variations in production costs, including storage, labor and energy costs;

•	costs associated with regulatory compliance, including environmental regulations; and

•	changes in industrial, government and consumer demand, both in individual consuming nations and internationally.

These factors interrelate in complex ways, and the effect of one factor may offset or enhance the effect of another factor and may adversely affect the market value of the Notes.

FWP–6

•

Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the price of the reference asset on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected demand or supply of the reference asset;

•	the time to maturity of the Notes;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events especially those affecting the price of the reference asset; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Historical Information

The following graph sets forth the historical performance of the reference asset based on the daily settlement price from January 2, 2002 through January 4, 2011. The settlement price of the reference asset on January 4, 2011 was $9,754.00/tonne.

We obtained the information below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical prices of the reference asset should not be taken as an indication of future performance, and no assurance can be given as to the settlement price of the reference asset on any day during the observation period, including the final valuation date. We cannot give you assurance that the performance of the reference asset will result in the return of any of your initial investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

FWP–7

Certain Employee Retirement Income Security Act Considerations

Your purchase of a Note in an Individual Retirement Account (an “IRA”), will be deemed to be a representation and warranty by you, as a fiduciary of the IRA and also on behalf of the IRA, that (i) neither the issuer, the placement agent nor any of their respective affiliates has or exercises any discretionary authority or control or acts in a fiduciary capacity with respect to the IRA assets used to purchase the Note or renders investment advice (within the meaning of Section 3(21)(A)(ii) of the Employee Retirement Income Security Act (“ERISA”)) with respect to any such IRA assets and (ii) in connection with the purchase of the Note, the IRA will pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA) and in connection with any redemption of the Note pursuant to its terms will receive at least adequate consideration, and, in making the foregoing representations and warranties, you have (x) applied sound business principles in determining whether fair market value will be paid, and (y) made such determination acting in good faith.

Supplemental Plan of Distribution

JPMorgan Chase Bank, N.A. and JPMorgan Securities LLC will act as placement agents for the Notes and will receive a fee from the Company that would not exceed $10.00 per $1,000 principal amount Note.

We expect that delivery of the Notes will be made against payment for the Notes on or about the issue date indicated on the cover of this free writing prospectus, which is the 5th business day following the expected pricing date (this settlement cycle being referred to as “T+5”). See “Plan of Distribution” in the prospectus supplement.

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